Filed pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Statement No. 333-145691

November 5, 2008

NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 www.pepcoholdings.com NYSE: POM
FOR IMMEDIATE RELEASE November 5, 2008	Media Contact: Clay Anderson 202-872-2680 Investor Contact: Donna Kinzel 302-429-3004

Pepco Holdings to Offer Additional Common Stock

Pepco Holdings, Inc. (NYSE: POM) announced today that it intends to offer 17.5 million shares of its common stock through a group of underwriters led by Morgan Stanley & Co. Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. as joint book running managers. Joint lead managers for the offering are Banc of America Securities LLC and Wachovia Capital Markets, LLC. Net proceeds from this offering will be used to repay short-term debt and for general corporate purposes. Pepco Holdings also expects to grant the underwriters a 30-day option to purchase an additional 2,625,000 shares to cover any over-allotments.

Pepco Holdings has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering. Before you invest, you should read the prospectus in that registration statement, preliminary prospectus supplement and other documents Pepco Holdings has filed with the SEC for more complete information about Pepco Holdings and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Pepco Holdings, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, J.P. Morgan Securities Inc. toll-free at 1- 866-430-0686.

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About PHI: Pepco Holdings, Inc., headquartered in Washington, D.C., delivers electricity and natural gas to about 1.9 million customers in Delaware, the District of Columbia, Maryland, and New Jersey, through its subsidiaries Pepco, Delmarva Power and Atlantic City Electric. PHI also provides competitive wholesale generation services through Conectiv Energy and retail energy products and services through Pepco Energy Services.

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute “forward-looking statements” within the meaning of federal securities law. These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. PHI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of PHI.